Exhibit 99.1

Monster Digital, Inc. Reports Financial Results for the Third Quarter and Nine Months Ended September 30, 2016

Simi Valley, CA – November 15, 2016 – Monster Digital, Inc. (Nasdaq: MSDI), (“Monster Digital” or “the Company”), which develops, markets and distributes Monster Digital® branded products for use in high-performance consumer electronics, mobile products and computing applications, today announced its unaudited financial results for the third quarter and nine months ended September 30, 2016.

Monster Digital reported revenues of $779,000 for the three-month period ended September 30, 2016 compared to revenues of $1.7 million for the comparable 2015 fiscal period. The Company implemented a strategic pricing decision for its digital storage product line that negatively impacted sales, particularly in September, normally the largest month of the quarter. Sales of its action sports cameras were also sluggish in September. Monster Digital is currently experiencing a significant sales rebound from its September results.

As previously reported in October, Jonathan Clark, a member of the Company’s Board of Directors, was appointed as Monster Digital’s Interim President with the mandate to get the Company back to a path of rapid sales growth. Mr. Clark recruited Stephen Brownsell as Monster Digital’s marketing leader, to increase focus on sales growth. Mr. Brownsell has a long and successful international marketing career that has included Hilton International Hotels, and he has established new relationships with PR and digital marketing agencies, as well as spearheading online sales.

Mr. Clark has implemented a strategy for the Company to become ISO 9001 certified in Q2 2017, that will assure Monster Digital provides ease of doing business with customers while driving efficiencies during periods of high growth. The securing of ISO 9001 will additionally meet the necessary requirements for anticipated selling into the defense and law enforcement channels.

The recent introduction of Monster Digital’s first virtual reality (VR) camera is forecasted to bolster sales. This new product launches Monster Digital’s entry into VR, a market estimated to grow to $30 billion by 2020, according to tech M&A advisory firm Digi-Capital. Monster Digital’s VR camera will be complimented by the introduction of VR Headsets/Goggles later this year.

These actions, coupled by the over 1,600 new and renewed store fronts secured in the last 45 days thanks to the efforts of the sales team under Neal Bobrick, provides a confidence for increased growth in Q4 2016 and into 2017. Highlights include BrandsMart, which has agreed to launch four Monster Digital cameras in their stores, Canadian Superstore that agreed to carry Monster Digital’s 1080p camera and The Exchange, that has also agreed to carry Monster Digital’s cameras in its chain of 35 stores throughout the Midwest.

David H. Clarke, Chairman and CEO, commented, “Monster Digital’s third quarter was disappointing, but we are now seeing a significant improvement in the fourth quarter. Jonathan Clark has been putting into place the proper building blocks and has laid out a strategic sales plan for 2017 and beyond that is designed to launch Monster Digital into a period of sustained growth."

Jonathan Clark added, “I thoroughly relish the opportunity to once again rapidly gain market share by building the bench of professionals and, in turn, develop a brand-based company into a world-class leader. Our future success relies heavily on the existing strengths of the organization; the internationally recognized Monster brand, a superb product line, a good management team with strong accounting and finance under David Olert, focused operations under Marc Matejka, a dedicated sales team and a base of high quality existing and new customers.”

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Company Highlights

•	The initial production run for two new cameras is complete and inventory is on hand to support increasing sales over an expanded product line in the fourth quarter.
•	The temporary disruption of sales that occurred during the third quarter has been overcome and new executive leadership is complementing the existing finance and operations management in order to drive quarter over quarter sales growth.
•	Monster Digital has overcome issues related to its pre-IPO cash shortfall and is now effectively utilizing new resources to move forward and continue to explore and develop new and advanced products.

Financial Highlights for the Third Quarter Ended September 30, 2016

Net Loss was $1.8 million, or $(0.39) per basic and diluted share for the three months ended September 30, 2016 compared to a net loss of $1.5 million or $(0.45) per basic and diluted share for the three months ended September 30, 2015.

Unaudited	Three Months Ended September 30,
(Dollars in thousands, except per share data)	2015	2016

Revenue	$4,109,000	$779,000
Cost of goods sold	3,577,000	687,000
Gross Profit	532,000	92,000
Gross Profit Margin	12.9%	11.8%
Loss from operations	(1,392,000)	(2,364,000)
Net Loss	$(1,468,000)	$1,834,000)
Basic and Diluted Loss Per Share	$(0.45)	$(0.39)
Basic and Diluted Weighted Average	3,286,000	4,722,000

Financial Highlights for the Nine Months Ended September 30, 2016

Net sales for the nine months ended September 30, 2016 decreased to $3.0 million from $6.8 million for the nine months ended September 30, 2015. Cash constraints in the first six months of 2016 limited the Company’s ability to fill a product pipeline. The Company has now begun to effectively utilize the proceeds of its July public offering to support building sales with an expanded product line.

The net loss for the nine months ended September 30, 2016 was approximately $5.0 million, or $(1.05) per basic and diluted share, compared to a net loss of approximately $5.7 million, or $(1.82) per basic and diluted share, for the nine months ended September 30, 2015.

Conference Call Details

Monster Digital also announced that it will host a management conference call to review its financial results and operations on Wednesday, November 16, 2016 at 11:30 a.m. ET.

To join the earnings conference call, participants may dial (877) 317-6789 from the U.S. or (412) 317-6789 internationally and request the Monster Digital call. Please allow extra time prior to the call to dial in and listen to the live broadcast.

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A replay will be available approximately one hour after completion of the live conference call. The dial in replay of the call will be available until November 30, 2016; please dial (877) 344-7529 from the U.S. or (412) 317-0088 internationally and provide the replay access code 10096441.

(Tables to Follow)

About Monster Digital, Inc.

Monster Digital develops, markets and distributes Monster branded products for use in high-performance consumer electronics, mobile products and computing applications. The Company designs and engineers premium action sports cameras and accessories, in addition to advanced data storage and memory products for professionals and consumers.

Monster and Monster Digital are registered trademarks of Monster Products, Inc. in the U.S. and other countries.

For more information about the company, please visit http://www.monsterdigital.com

Forward-Looking Statements:

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Such forward looking statements include, but are not limited to, those such as: anticipated periods of high double-digit growth, anticipated selling into the defense and law enforcement channels, the anticipated introduction of VR Headsets/Goggles later this year, the introduction of Monster Digital’s first virtual reality (VR) camera forecasted to bolster sales, confidence for increased growth in Q4 2016 and into 2017. and .building blocks and a strategic sales plan for 2017 and beyond designed to launch Monster Digital into a period of sustained growth. These statements relate to future events, future expectations, plans and prospects. Although Monster Digital believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Monster Digital has attempted to identify forward-looking statements by terminology including ''believes,'' ''estimates,'' ''anticipates,'' ''expects,'' ''plans,'' ''projects,'' ''intends,'' ''potential,'' ''may,'' ''could,'' ''might,'' ''will,'' ''should,'' ''approximately'' or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under the heading "Risk Factors" in our Registration Statement on Form S-1 filed with the Securities and Exchange Commission on July 7, 2016, (Registration No. 333-207938). Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Contacts:

Monster Digital, Inc.

David Olert, CFO

dolert@monsterdigital.com

PCG Advisory

Investors:

Vivian Cervantes

D: 212-554-5482

vivian@pcgadvisory.com

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MONSTER DIGITAL INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands, except per share amounts)

(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2015	2016	2015	2016

Revenue	$4,109,000	$779,000	$6,827,000	$2,999,000
Cost of goods sold	3,577,000	687,000	6,034,000	2,430,000
Gross Profit	532,000	92,000	793,000	569,000

Operating expenses
Research and development	98,000	54,000	288,000	168,000
Selling and marketing	505,000	550,000	1,563,000	1,777,000
General and administrative	1,321,000	1,852,000	3,083,000	3,322,000
	1,924,000	2,456,000	4,934,000	5,267,000
Loss from operations	(1,392,000)	(2,364,000)	(4,141,000)	(4,698,000)
Other expense, net
Interest and finance expense	75,000	25,000	705,000	812,000
Gain on debt conversion	-	(557,000)	-	(557,000)
Debt conversion expense	-	-	898,000	-
Total other expenses	75,000	(532,000)	1,603,000	255,000
Loss before income taxes	(1,467,000)	(1,832,000)	(5,744,000)	(4,953,000)
Provision for income taxes	1,000	2,000	1,000	2,000
Net Loss	$(1,468,000)	$(1,834,000)	$(5,745,000)	$(4,955,000)

Loss Per Share
Basic and Diluted	$(0.45)	$(0.39)	$(1.82)	$(1.05)
Number of Shares used in Computation
Basic and Diluted	3,286,000	4,722,000	3,156,302	4,721,000

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MONSTER DIGITAL INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands, except shares and par value)

	December 31,	September 30,
	2015	2016
ASSETS		(unaudited)
Current assets
Cash	$119,000	$2,970,000
Accounts receivable, net of allowances of $99,000 and $252,000, respectively	644,000	928,000
Inventories	633,000	1,789,000
Prepaid expenses and other	141,000	440,000
Total current assets	1,537,000	6,127,000

Trademark, net of amortization of $54,000 and $152,000, respectively	2,548,000	2,450,000
Deferred IPO and debt issuance costs	619,000	-
Deposits and other assets	14,000	14,000
Total assets	$4,718,000	$8,591,000

LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities
Line of credit	$215,000	$-
Accounts payable	1,021,000	388,000
Accrued expenses	3,311,000	3,209,000
Customer deposits and credits	1,850,000	1,840,000
Due to related parties	510,000	-
Notes payable	3,505,000	38,000
Total current liabilities	10,412,000	5,475,000

Shareholders' deficit
Preferred stock; 10,000,000 shares authorized; none issued	-	-
Common stock; $.0001 par value; 100,000,000 shares authorized;
3,702,865 and 3,339,050 shares issued and outstanding	-	-
Additional paid-in capital	20,181,000	33,946,000
Accumulated deficit	(25,875,000)	(30,830,000)
Total shareholders' deficit	(5,694,000)	3,116,000
Total liabilities and shareholders' deficit	$4,718,000	$8,591,000

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